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                                                               Exhibit(4)(ii)(i)
                                                               -----------------

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                             ENHANCED PAYMENT RIDER

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This rider provides for an additional payment that will be applied to your
Contract.

Enhanced Payment

We will add an enhanced payment amount to each Purchase Payment we receive.
This amount is funded from our General Account. For each Purchase Payment you make we will add a percentage of that Purchase Payment to your Contract Value. The percentage for your initial Purchase Payment is shown on the Contract data pages. The percentage for any subsequent Purchase Payment will be the rate that is in effect on the date that we receive any subsequent Purchase Payment. The enhanced payment amount is applied when your Purchase Payment is applied to your Contract Value. The enhanced payment amount is allocated on a prorata basis to the Investment Options your selected in the same ratio as the applicable Purchase Payment.

Ten Day Free Look

The Contract to which this rider is attached is amended by deleting the Ten Day Free Look provision in its entirety and adding the following:

Ten Day Free Look: You may return this Contract to our Service Center or to your agent within 10 days after its delivery for a refund. The amount of the refund will equal the Contract Value (without reduction for any surrender charges) plus any amount deducted from the Purchase Payments less enhanced payment amounts.

Enhanced Payment Charge

There will be a charge made for this rider for each period it is in effect.
This charge is added to the asset charge that is deducted from any Subaccount on a daily basis. The asset charge is shown on the Contract Data pages.

When this Rider is Effective

This rider becomes effective on the Contract Date. It will remain in effect while this Contract is in force and before Income Payments begin. This rider cannot otherwise be terminated.

For GE Capital Life Assurance Company of New York,


                                                     /s/ PAMELA S. SCHUTZ
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                                                         Pamela S. Schutz
                                                         President